CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the inclusion of our report dated December 18, 2009, on the Statement of Assets and Liabilities of Federated Enhanced Treasury Income Fund as of December 16, 2009, included in Pre-Effective Amendment No. 3 to the Registration Statement (Form N-2, 333-144682) of Federated Enhanced Treasury Income Fund. We also consent to such reference to our firm and such inclusion of our report in the Prospectus and Statement of Additional Information, which are incorporated by reference into the Rule 462(b) filing of this Registration Statement.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

January 21, 2010